Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174596, 333-168842, 333-151660, 333-151663, 333-109474, 333-100238, 333-53384, and 333-182011 on Form S-8 and in Registration Statement Nos. 333-156276, 333-174597, 333-166859, and 333-64218 on Form S-3 of our reports dated February 28, 2013 relating to the financial statements of BioSante Pharmaceuticals, Inc., and the effectiveness of BioSante Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 28, 2013